Exhibit 4.1

PETROHAWK ENERGY CORPORATION

FOURTH AMENDED AND RESTATED
2004 EMPLOYEE INCENTIVE PLAN

This Petrohawk Energy Corporation Fourth Amended and Restated 2004 Employee Incentive Plan (the “Plan”) amends and restates the Petrohawk Energy Corporation Third Amended and Restated 2004 Employee Incentive Plan, and gives effect to amendments effective through the effective date of this amended and restated Plan as described in Section VII.

I. Definitions and Purposes

(a)       Definitions.

Whenever capitalized in this document, the following terms shall be defined as set forth below:

“Award” means an award in the form of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Options, or Performance Awards, whether granted singly or in combination.

“Award Agreement” means a written agreement between the Company and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.

“Board” means the board of directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee of the Board which may be the Compensation Committee of the Board or such other committee as the Board shall appoint to administer the Plan, provided it shall be (a) comprised solely of two or more outside directors (within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3.

“Common Stock” means the common stock of the Company, $.001 par value per share, and any class of common stock into which such common stock may hereafter be converted, reclassified or recapitalized.

“Company” means Petrohawk Energy Corporation or any successor thereto.

“Corporate Change” shall have the meaning set forth in Section VIII(c) below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means for one Share on the date in question (i) the closing sale price for such Share as quoted on the New York Stock Exchange, Nasdaq National Market or Nasdaq Small Cap Market, as applicable (“NASDAQ”), or (ii) if not so quoted, the closing sales price as reported on the consolidated reporting system for the securities exchange(s) on which Shares are then listed or admitted to trading (as reported in the Wall Street Journal or other reputable source), or (iii) if not so reported, the average of the closing bid and asked prices for a Share on the date of grant as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System. If there was no public trade of Common Stock on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported. If the Company is not a Publicly Held Corporation at the time a determination of the Fair Market Value of the Common Stock is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Committee in its discretion exercised in good faith. In this respect, the Committee may rely on such financial data, valuations, experts, and other sources, in its discretion, as it deems advisable under the circumstances.

“Grantee(s)” means those certain employee or employees of the Company or its subsidiaries to whom the Company shall grant Restricted Stock, Restricted Stock Units, Stock Options, Stock Appreciation Rights or Performance Awards.

“Immediate Family” means with respect to an Optionee, the Optionee’s spouse, children or grandchildren (including legally adopted, step children and step grandchildren).

“Incentive Stock Option” means a Stock Option which is intended to qualify as an incentive stock option under Section 422 of the Code.

“Non-Statutory Stock Option” means a Stock Option that is not an Incentive Stock Option.

“Optionee(s)” means those certain employees of the Company or its subsidiaries to whom the Company shall grant Stock Options.

“Option Price” shall mean the amount an Optionee must pay the Company upon exercise of the Stock Option.

“Participants” shall mean Grantees and Optionees.

“Performance Award” means an award granted to a Grantee pursuant to Section III(f) to receive cash or Shares conditioned in whole or in part upon the satisfaction of specified performance criteria.

“Publicly Held Corporation” means an entity issuing any class of equity securities required to be registered under Section 12 of the Exchange Act.

“Restricted Stock” means Shares subject to specified restrictions that may be granted to eligible persons under Section III (b) below.

“Restricted Stock Unit” means a right to receive Shares, cash or a combination of both at the end of a specified period granted to an eligible person under Section III(b) below.

“Restriction Period” means the period of time during which the Shares granted pursuant to an Award of Restricted Stock or Restricted Stock Units remain subject to the restrictions or vesting set forth in the applicable Award Agreement; the Restriction Period shall not provide for vesting of greater than one-third (1/3) of the total grant upon each of the first three (3) anniversaries from the date of such grant; provided, however, that the foregoing shall not apply (i) to up to five percent (5%) of the number of shares available under the Plan, or (ii) accelerated vesting on account of the death or disability of a Participant, or (ii) to the acceleration of vesting upon a Corporate Change.

“Rule 16b-3” means Rule 16b-3, as currently in effect or as hereinafter modified or amended, promulgated under the Exchange Act.

“Share” or “Shares” means a share or shares of Common Stock.

“Stock Appreciation Right” means a contractual right granted to an eligible person under Section III(d) below.

“SAR Grant Value” shall have the meaning set forth in Article VI.

“Stock Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

(b)       Purposes.

This Plan is intended to foster and promote the long-term financial success of the Company and its subsidiaries and to increase stockholder value by: (a) encouraging the commitment of selected employees, (b) motivating superior performance of certain employees by means of long-term performance related incentives, (c) encouraging and providing certain employees with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining certain employees by providing competitive incentive compensation opportunities, and (e) enabling certain employees to share in the long-term growth and success of the Company.

This Plan provides for payment of various forms of incentive compensation and it is not intended to be a plan that is subject to ERISA. The Plan shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

II. Administration

The Plan shall be administered by the Committee. The Committee shall have sole authority to select the Participants from among those individuals eligible hereunder and to establish the number of shares of Restricted Stock which may be granted and Shares which may be subject to each Award of Restricted Stock Units, Stock Options, Stock Appreciation Rights and Performance Award. In selecting Participants from among individuals eligible hereunder and in establishing the number of shares of Restricted Stock that may be issued to each Grantee and the number of Shares that may be subject to each Award of Restricted Stock Units, Stock Options, Stock Appreciation Rights, and Performance Award, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Participants, in establishing the number of shares of Restricted Stock which may be issued to each Grantee, the number of Shares which may be subject to each Award of Restricted Stock Units, Stock Options and Stock Appreciation Rights, and the amount payable or the number of Shares subject to a Performance Award and in construing the provisions of the Plan shall be final.

III. Types of Grants Under the Plan

(a)    Types of Grants.

Pursuant to this Plan, the Company may grant Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Options, and Performance Awards. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Statutory Stock Options.

(b)    Grants of Restricted Stock and Restricted Stock Units.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock or Restricted Stock Units to any eligible person in such amounts and with such restrictions as the Committee shall determine, any of which restrictions may differ with respect to any Grantee. Awards of Restricted Stock or Restricted Stock Units shall include a Restriction Period as determined by the Committee in accordance with the provisions of the Plan and subject to the limitations set forth in the definition of Restricted Period above.

With respect to Awards of Restricted Stock, a certificate or certificates representing the number of shares of Restricted Stock granted shall be registered in the name of the Grantee. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in the Grantee’s Restricted Stock Award Agreement, the certificate or certificates shall be held in escrow by the Company for the account of the Grantee. The Grantee shall have beneficial ownership of the shares of Restricted Stock, including the right to receive dividends and the right to vote the shares of Restricted Stock. Upon the lapse of all restrictions (as set forth in the Grantee’s Restricted Stock Award Agreement) on any or all of the Restricted Stock granted to the Grantee, the certificate or certificates representing the shares of Restricted Stock for which the restrictions have lapsed shall be delivered to the Grantee.

With respect to Awards of Restricted Stock Units, upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one Share or an amount of cash equal to the Fair Market Value of one Share, as provided in the Award Agreement. The Committee may, in its sole discretion, grant a tandem cash dividend right with respect to Restricted Stock Units. A grant of cash dividend rights may provide that such cash dividend rights will be paid directly to the Participant at the time of payment of related dividends, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion.

Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement which shall contain the Restriction Period, the number of Shares covered by the Award and such other terms and conditions as may be approved by the Committee, including other restrictions as the Committee may determine. The Committee may impose such conditions or restrictions on any Award of Restricted Stock or Restricted Stock Units as it may deem advisable, in its sole discretion.

(c)    Grant of Stock Options.

Subject to the terms and conditions of the Plan, the Committee is authorized to grant Stock Options to any eligible person.

Each Stock Option shall be evidenced by an Award Agreement, which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Award Agreements need not be identical for each Optionee. The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iii) subject to prior approval by the Committee, in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iv) subject to prior approval by the Committee in its discretion, by a combination of (i), (ii), and (iii) above. Any payment in Shares shall be effected by the surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. Unless otherwise permitted by the Committee, in its discretion, the Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

The Committee, in its discretion, also may allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker of the Stock Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. A “cashless exercise” of a Stock Option is a procedure by which a broker provides the funds to the Optionee to effect a Stock Option exercise, to the extent consented to by the Committee, in its discretion. At the direction of the Optionee, the broker will either (i) sell all of the Shares received when the Stock Option is exercised and pay the Optionee the proceeds of the sale (minus the Option Price, withholding taxes and any fees due to the broker) or (ii) sell enough of the Shares received upon exercise of the Stock Option to cover the Option Price, withholding taxes and any fees due the broker and deliver to the Optionee (either directly or through the Company) a stock certificate for the remaining Shares.

In no event will the Committee allow the Option Price to be paid with a form of consideration, including a loan or a “cashless exercise,” if such form of consideration would violate the Sarbanes-Oxley Act of 2002 as determined by the Committee, in its discretion.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall (i) deliver, or cause to be delivered, to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates for the number of Shares purchased under the Stock Option or (ii) electronically credit to a brokerage account in the name of the Optionee or other appropriate recipient the number of Shares purchases under the Stock Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have (i) deposited such certificates in the United States mail, addressed to Optionee or other appropriate recipient or (ii) electronically credited the Shares to a brokerage account in the name of the Optionee or other appropriate recipient.

(d)    Grant of Stock Appreciation Rights.

Subject to the terms and conditions of the Plan, the Committee is authorized to grant Stock Appreciation Rights to any eligible person.

Each grant of Stock Appreciation Rights shall be evidenced by an Award Agreement, which shall contain such terms and conditions as may be approved by the Committee. Stock Appreciation Rights shall include a Restriction Period as determined by the Committee in accordance with the provisions of the Plan. The terms and conditions of the respective Award Agreements need not be identical for each Grantee; provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the date of grant and the per share SAR Grant Value shall not, under any circumstances, be less than the Fair Market Value of a Share of Common Stock on the date the Stock Appreciation Right is granted. A Stock Appreciation Right entitles the Grantee, upon exercise, to receive an amount equal to the product of

(x) the excess of the Fair Market Value of one Share of Company Common Stock on the date of exercise over the SAR Grant Value and (y) the number of Shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the foregoing shall be made in Shares of Common Stock valued at their Fair Market Value on the date of exercise; provided, however, that no fractional Shares shall be issued upon exercise of a Stock Appreciation Right and any fractional Share interest shall be settled in cash. As soon as practicable after receipt of a written or electronic notification of exercise of a Stock Appreciation Right, the Company shall (i) deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, Share certificates for the number of Shares issued as a result of such exercise or (ii) electronically credit to a brokerage account in the name of the Grantee or other appropriate recipient the number of Shares issued as a result of such exercise . Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have (i) deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient or (ii) electronically credited the Shares to a brokerage account in the name of the Grantee or other appropriate recipient.

(e)    Grant of Performance Awards.

Subject to the terms and conditions of the Plan, the Committee is authorized to grant Performance Awards to any eligible person. Performance Awards may be granted in the form of cash, Shares or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.

Each Award Agreement with respect to a Performance Award shall set forth (a) the amount, including a target and maximum amount, if applicable, a Grantee may earn in the form of cash or Shares or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of Shares to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Performance Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.

The Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in this Section III(e) not later than 90 days after the commencement of the performance period with respect to such Performance Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. With respect to Performance Awards that are intended to satisfy the 162(m) Requirements, the maximum amount that may be paid in cash pursuant to a Performance Award granted to a Grantee with respect to a fiscal year is $5,000,000 and the maximum number of Shares that may be subject to a Performance Award granted to a Grantee with respect to a fiscal year is 500,000 Shares; provided, however, that such maximum amount and number of Shares with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Section 162(m) of the Code and Treasury Regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences. With respect to

Performance Awards that are intended to satisfy the 162(m) Requirements, the terms of this Section III(e) shall be interpreted in a manner consistent with Section 162(m) of the Code and the Treasury Regulations and other guidance thereunder.

The performance measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Grantee or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Grantee is employed or with respect to which the Grantee performs services, and may consist of one or more or any combination of the following criteria: (a) earnings or earnings per Share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) return on assets or net assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA or EBITDAX, (f) revenues, (g) income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) one or more operating ratios, (j) stock price, (k) total stockholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (q) net asset value per Share, (r) economic value added, (s) individual business objectives, (t) growth in production, (u) growth in reserves, (v) reserve replacement ratio, (w) finding and development cost per unit, and/or (x) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestures, or any combination thereof. The performance goals based on these performance measures may be made relative to the performance of other business entities. The Committee may appropriately adjust any evaluation of performance criteria to exclude any of the following events that occurs during a performance period: (1) gains or losses on sales of assets, (2) asset impairments or write-downs, (3) litigation or claim judgments or settlements, (4) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (5) accruals for reorganization and restructuring programs, (6) any extraordinary non-recurring items as described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (7) acquisitions or divestitures, (8) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, (9) foreign exchange gains and losses, (10) a change in the Company’s fiscal year, and (10) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code).

Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Performance Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of Shares to be granted, issued, retained or vested pursuant to a Performance Award.

IV. Eligibility of Participants, Term and Transferability

Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Options and Performance Awards may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in Section 424 (e) and (f) of the Code) of the Company at the time the Award is granted. Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Options and Performance Awards may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an eligible person who owns or who would own immediately before the grant of such Incentive Stock Option more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, unless (i) at the time such Stock Option is granted the option price is 110% of the Fair Market Value of the Shares granted on the date of the grant and (ii) such Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. The term of each Stock Option granted to other eligible persons shall be not more than ten (10) years from the date of the grant. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-Statutory Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee’s Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

Awards granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code); provided, however, if an Incentive Stock Option is transferred pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code), the Option shall cease to qualify as an Incentive Stock Option as of the date of such transfer; provided, further, however, only with respect to Non-Statutory Stock Options and Stock Appreciation Rights the Committee may, in its discretion, authorize all or a portion of the Non-Statutory Stock Options and/or Stock Appreciation Rights to be granted on terms which permit transfer by the Optionee / Grantee to (i) the members of the Optionee’s / Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of such Immediate Family, or (iii) a partnership in which such members of such Immediate Family are the only partners, provided that (A) there may be no consideration for any such transfer, (B) the Award Agreement pursuant to which such Non-Statutory Stock Options and/or Stock Appreciation Rights are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section and (C) subsequent transfers of transferred Stock Options and/or Stock Appreciation Rights shall be prohibited except in accordance with clauses (A) and (B) above of this sentence. Following any permitted transfer, any Non-Statutory Stock Option and/or Stock Appreciation Right shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Optionee” and “Grantee” shall be deemed to refer to the transferee. The Non-Statutory Stock Option and/or Stock Appreciation Right shall be exercisable by the transferee only to the extent, and for the periods, specified in the Award Agreement.

Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Non-Statutory Stock Option or Stock Appreciation Right hereunder, the original Optionee/Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company shall have no obligation to provide any notices to a transferee including, for example, the termination of a Stock Option or Stock Appreciation Right following the original Optionee’s termination of employment.

No transfer by will, trust or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s or Optionee’s enforceable will, trust or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this provision shall be void and ineffective. All determinations under this Section shall be made by the Committee in its discretion.

In the event the employment of a person by the Company (or a subsidiary) shall be terminated at a time when such person holds an Incentive Stock Option, such person (or in the event employment is terminated due to death or disability of such person, his or her personal representative) may exercise his or her Incentive Stock Option (to the extent such person was entitled to exercise such Incentive Stock Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date that is three months following the termination of such person’s employment (or such shorter or longer period specified in the Award Agreement) or (ii) the expiration of the term of the Incentive Stock Option as set forth in the Award Agreement; provided, however, if termination of employment is due to the death or disability (as defined in section 22(e)(3) of the Code) of such person the three month period set forth in (i) above shall be extended to 12 months.

V. Shares Subject to Plan

(a)    The aggregate number of shares of Restricted Stock and Shares which may be covered by Stock Options (including Incentive Stock Options), Restricted Stock Units and Performance Awards and issued upon exercise of Stock Appreciation Rights granted under the Plan shall not exceed 28,850,000. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be granted during any calendar year to an individual under the Plan as Restricted Stock or that may be subject to Restricted Stock Units, Stock Options, Stock Appreciation Rights or Performance Awards may not exceed 500,000 Shares (subject to adjustment in the same manner as provided in Section VIII hereof), and the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options shall be equal to the Plan limit set forth above. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of Shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any Shares subject to Stock Options, Stock Appreciation Rights and Performance Awards that are canceled or repriced.

(b)    Any provision of this Plan to the contrary notwithstanding, any award of Restricted Stock (including Shares issued without a Restriction Period, pursuant to the exception set forth in the definition of such term), Restricted Stock Units and Performance Awards that may be settled in Shares that, in each case, are granted under this Plan subsequent to May 18, 2011, shall reduce the aggregate limit on Shares set forth above by 1.75 shares for every one share issued in connection with such award. The Shares issued hereunder may consist of authorized but unissued Shares, treasury shares of Common Stock, or previously issued Shares reacquired by the Company. Any of such Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of Shares to meet the requirements of the Plan. Should any Stock Option or Stock Appreciation Right hereunder expire or terminate prior to its exercise in full, the Shares theretofore subject to such Stock Option or Stock Appreciation Right may again be subject to a Stock Option or Stock Appreciation Right granted under the Plan to the extent permitted under Rule 16b-3; provided, however, that for purposes Article II any such Shares shall be counted in accordance with the requirements of Section 162(m) of the Code. Upon the forfeiture of any Restricted Stock, or Restricted Stock Units or the expiration or termination of Performance Awards that may be settled in Shares, the number of Shares that shall thereafter be available for award under the Plan shall be increased by a number of Shares equal to the amount by which the number of Shares available under the Plan was reduced upon the issuance thereof (for example, each share of Restricted Stock issued prior to May 18, 2011, that is forfeited shall increase the number of Shares available for issuance by one Share, while each share of Restricted Stock issued after May 18, 2011, which reduced the aggregate shares available under the Plan by 1.75 Shares for every one Share issued shall, upon forfeiture, increase the aggregate number of Shares available for issuance by 1.75 Shares). Upon forfeiture of any Awards, Shares theretofore subject to such Awards may again be subject to other Awards granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of Shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section VIII hereof with respect to Shares subject to Stock Options and Stock Appreciation Rights then outstanding. Exercise of a Stock Option or Stock Appreciation Right in any manner shall result in a decrease in the number of Shares which may thereafter be available for purposes of the Plan by the number of (i) Shares as to which the Stock Option is exercised, (ii) Shares issued upon exercise of a Stock Appreciation Right, (iii) Shares that were not issued or delivered as a result of the net settlement of the Stock Option or Stock Appreciation Right, (iv) Shares surrendered to pay the exercise price or withholding taxes related to any outstanding award under the Plan, or (v) Shares repurchased on the open market with proceeds from the exercise of the Stock Option. Separate stock certificates may be issued by the Company for those Shares acquired pursuant to the exercise of any Stock Option which does not constitute an Incentive Stock Option.

VI. Option Price ; SAR Grant Value; Prohibition on Repricing

The Option Price of Shares issued under each Stock Option shall be equal to the Fair Market Value of Shares subject to the Stock Option on the date the Stock Option is granted; provided, however, that this limitation shall not apply to Incentive Stock Options for which a greater Option Price is required pursuant to Section IV hereof.

The SAR Grant Value of a Stock Appreciation Right shall be the Fair Market Value of a Share of Company Common Stock on the date the Stock Appreciation Right is granted.

Other than to effect adjustments in accordance with Article VIII, without the approval of the stockholders of the Company, the terms of a Stock Option or Stock Appreciation Right may not be amended to reduce the exercise price thereof, and the Company shall not be permitted under this Plan to exchange any outstanding Stock Option or Stock Appreciation Right issued under this Plan for (i) a new Stock Option or Stock Appreciation Right having an exercise price that is lower than the exercise price of such outstanding Stock Option or Stock Appreciation Right or (ii) any combination of cash and other Awards.

VII. Term of Plan

This Plan became effective as of June 3, 2004, pursuant to approval by the stockholders of the Company at the 2004 Annual Meeting of Stockholders, and was subsequently twice amended and restated in its entirety.  This amended and restated Plan shall become effective on May 18, 2011, provided it is approved by the stockholders of the Company at the 2011 Annual Meeting of Stockholders.  Except with respect to Awards then outstanding, if not sooner terminated under the provisions of Section IX or extended upon approval by the stockholders of the Company, the Plan shall terminate upon and no further Awards shall be granted after May 18, 2021.

VIII. Recapitalization or Reorganization

(a)    The existence of the Plan and the Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Options and Performance Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)    The Shares with respect to which Stock Options and Stock Appreciation Rights may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of a Stock Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised (i) in the event of an increase in the number of outstanding Shares shall be proportionately increased, and, with respect to Stock Options and Stock Appreciation Rights, the Option Price per Share and SAR Grant Value per Share, respectively, shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares shall be proportionately reduced, and, with respect to Stock Options and Stock Appreciation Rights, the Option Price per share and SAR Grant Value per Share, respectively, shall be proportionately increased.

(c)    If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by Awards of Restricted Stock Units, Stock Options, Stock Appreciation Rights or Performance Awards theretofore granted shall be adjusted so that such Awards shall thereafter cover the number and class of shares of stock and securities to which the Optionee or Grantee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee or Grantee had been the holder of record of the number of shares then covered by such Awards.

If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), then (a) in connection with the consummation of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) within thirty (30) days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee or Grantee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and Grantees and which may vary among Stock Options and Stock Appreciation Rights held by any individual Optionee/Grantee: (1) accelerate the time at which Stock Options and Stock Appreciation Rights then outstanding may be exercised so that such Stock Options and Stock Appreciation Rights may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Stock Options and Stock Appreciation Rights and all rights of Optionees and Grantees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees and Grantees of some or all of the outstanding Stock Options or Stock Appreciation Rights held by such Optionees and Grantees (irrespective of whether such Stock Options or Stock Appreciation Rights are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Stock Options and Stock Appreciation Rights and the Company shall pay to each Optionee and Grantee an amount of cash per share to be determined by the Committee, (3) make such adjustments to Stock Options and Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Stock Options and Stock Appreciation Rights then outstanding) or (4) provide that the number and class of shares of Common Stock covered by a Stock Option or Stock Appreciation Right theretofore granted shall be adjusted so that such Stock Option or Stock Appreciation Right shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee or Grantee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Optionee or Grantee had been the holder of record of the number of shares of Common Stock then covered by such Stock Option or Stock Appreciation Right. In addition, in connection with the consummation of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty (30) days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Grantee, shall act to effect one or more of the following alternatives, which may vary among individual Grantees and which may vary among Restricted Stock or Restricted Stock Units held by any individual Grantee: (1) remove any and all restrictions to which the Restricted Stock and Restricted Stock Units is subject including removing the Restriction Period, (2) require the mandatory surrender to the Company by selected Grantees of some or all of the outstanding Restricted Stock or Restricted Stock Units held by such Grantees as of a date, before or after such Corporate Change, specified by the Committee and the Company shall pay to each Grantee an amount of cash per share to be determined by the Committee, (3) make such adjustments to the Restricted Stock or Restricted Stock Units then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to the Restricted Stock or Restricted Stock Units then outstanding) or (4) provide that the number and class of shares covered by a Restricted Stock or Restricted Stock Unit Award Agreement theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Grantee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Grantee had been the holder of record of the number of Shares subject to the Award Agreement. In addition, in connection with the consummation of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty (30) days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent of any Grantee, shall act to effect one or more of the following alternatives, which may vary among individual Grantees and which may vary among Performance Awards held by any individual Grantee: (1) terminate the Performance Award in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the achievement of performance goals under such Award as of the date of the occurrence of such transaction or event or at the target performance level, as determined by the Committee in its sole discretion (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been payable or Shares issued, then such Performance Award may be terminated by the Committee without payment), (2) replace the Performance Award with other rights and property selected by the Committee in its sole discretion, (3) make such adjustments to the Performance Award then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to the Performance Award then outstanding) or (4) provide that the number and class of Shares covered by a Performance Award theretofore granted shall be adjusted so that such Performance Award shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Grantee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Grantee had been the holder of record of the number of Shares then covered by such Performance Award.

(d)    Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason therefor shall be made with respect to, any Restricted Stock or the number of Shares subject to Restricted Stock Units, Stock Options, Stock Appreciation Rights or Performance Awards theretofore granted or the Option Price or SAR Grant Value.

(e)    To the extent applicable, the adjustments provided for in this Article VIII are to be made in a manner consistent with the requirements of Sections 422, 424 and 409A of the Code and related Treasury Regulations and other applicable law.

IX. Amendment or Termination of the Plan

The Board in its discretion may terminate the Plan at any time with respect to any Shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Award Agreement theretofore granted may be made which would impair the rights of the Participant without the consent of such Participant (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder); and provided, further, that (i) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3 and (ii) the Board may not make any alteration or amendment which would materially increase the benefits accruing to Participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Awards under the Plan or extend the term of the Plan, without the approval of the stockholders of the Company.

X. Securities Laws

(a)   The Company shall not be obligated to issue any Shares pursuant to any Award granted under the Plan at any time when the offering of Shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such Shares.

(b)   It is intended that the Plan and any grant of an Award pursuant to an Award Agreement made to a person subject to Section 16 of Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award Agreement would disqualify the Plan or an Award thereunder, or would otherwise not comply with, Rule 16b-3, such Plan provision or Award Agreement shall be construed or deemed amended to conform to Rule 16b-3.

XI. General

(a)   Nothing contained in this Plan or any Award Agreement granted pursuant to this Plan shall confer upon any employee the right to continue in the employ of the Company or its parent or subsidiary or any other corporation affiliated with the Company, or interfere in any way with the rights of the Company or its parent or subsidiaries or any corporation affiliated with the Company to terminate his or her employment. Except as provided in Article IV (or such shorter or longer period specified in an Option Award Agreement), for the entire time from the date of granting an Incentive Stock Option until the date of exercise, the holder of an Incentive Stock Option must be an employee of the Company (or a subsidiary of the Company that is a corporation for federal tax purposes).

(b)   No Optionee or Grantee shall have any rights as a stockholder of the Company with respect to any Shares subject to a Stock Option or Stock Appreciation Right hereunder until such Stock Option or Stock Appreciation Right shall be exercised and Shares have been issued. No Grantee shall have any rights as a stockholder of the Company with respect to any Shares subject to a Restricted Stock Unit or a Performance Award until the date of issuance of Shares in Grantee’s name.

(c)   Nothing contained in this Plan or an Award Agreement issued hereunder shall impose any liability or responsibility on the Company, the Board, the Committee or any member or any of the foregoing to pay, or reimburse any Participant for the payment of any tax arising out of, or on account of the issuance of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Options or Performance Awards hereunder to any Participant, an Optionee’s exercise of any Stock Option issued under the Plan, a Grantee’s exercise of any Stock Appreciation Right issued under the Plan or a Participant’s sale, transfer or other disposition of any Restricted Stock, or Shares acquired pursuant to the exercise of any Stock Option, Stock Appreciation Right or Performance Award issued hereunder. Any person receiving Restricted Stock, Restricted Stock Units, a Stock Appreciation Right, a Stock Option or a Performance Award hereunder shall expressly acknowledge and agree that such participation is voluntary and that the Participant shall be solely responsible for all taxes to which he or she may, or become subject, as a consequence of such participation.

(d)   The limitations and restrictions set forth in this Plan, to the extent such limitations and restrictions differ from the Company’s prior employee incentive plans, shall not apply to Awards granted prior to the effective date of this Plan.

IN WITNESS WHEREOF, this amended and restated Plan has been executed by the Company on this 18th day of May, 2011.

Petrohawk Energy Corporation

By	/s/ David S. Elkouri
Name: David S. Elkouri
Title: Executive Vice President – General Counsel and Secretary